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                                                                    EXHIBIT 12

                               RAYTHEON COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (DOLLAR AMOUNTS IN THOUSANDS)

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                                               Year Ended December 31
                               -----------------------------------------------------
Description                    1994        1993          1992         1991      1990
- -----------                    ----        ----          ----         ----      ----
Income before taxes per
statements of income .....   $899,939   $1,047,347   $  935,967   $   872,742   $836,912
Add:
 Portion of rents
  representative of the
  interest factor ........     31,955      27,948       37,691         38,784     34,893
 Interest in indebtedness.     48,504      31,867       48,193         92,390    114,275
 Amortization of debt
  expense and premium.....        130         147          194            198        215
                             --------   ----------   ----------    ----------   --------
Income as adjusted........   $980,528   $1,107,309   $1,042,045    $1,004,114   $986,295
                             ========   ==========   ==========    ==========   ========

Fixed Charges:

 Portion of rents
  representative of the
  interest factor.........   $ 31,955   $   27,948   $   37,691    $   38,784    $ 34,893
 Interest on indebtedness.     48,504       31,867       48,193        92,390     114,275
 Capitalized interest....       1,223        1,325        1,245         2,864       6,203
 Amortization of debt
  expense and premium....         130          147          194           198         215
                             --------   ----------   ----------    ----------    --------
Fixed charges............    $ 81,812   $   61,287   $   87,323    $  134,236    $155,586
                            =========   ==========   ==========    ==========    ========

Ratio of earnings to
 fixed charges...........        12.0        18.1         11.9            7.5         6.3
                            =========   =========    =========     ==========    ========

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